------
FORM 4
------
|_| Check this box if no longer
    subject to Section 16. Form 4 or
    Form 5 obligations may continue.
    See Instruction 1(b).


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

                                                    OMB APPROVAL
                                     ------------------------------------------
                                     OMB Number:                      3235-0287
                                     Expires:                September 30, 1998
                                     Estimated average burden
                                     hours per response.....................0.5
                                     ------------------------------------------
(Print or Type Responses)
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1. Name and Address of Reporting Person*

   COPPOLA      DAVID               J.
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  (Last)      (First)           (Middle)

   500 Craig Road
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               (Street)

   Manalapan,      NJ            07726
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   (City)        (State)          (Zip)
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2. Issuer Name and Ticker or Trading Symbol

              CALTON, INC. (CN)
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3.  I.R.S. Identification Number of Reporting
    Person, if an entity (Voluntary)
------------------------------------------------

4. Statement for Month/Year
              2/99
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5.  If Amendment, Date of Original
             (Month/Year)
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6. Relationship of Reporting Person(s) to Issuer
        (Check all applicable)
  ___ Director           ____ 10% Owner
  _X_ Officer (give      ____ Other (specify
      title below)                    below)

         Vice-President and Treasurer
         ----------------------------
------------------------------------------------

7. Individual or Joint/Group Filing
       (Check Applicable Line)

   _X_ Form filed by One Reporting Person
   ___ Form filed by More than One Reporting Person

=====================================================================================================================
               TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1. Title of Security    2. Transaction    3. Transaction     4. Securities Acquired (A)    5. Amount of
   (Instr. 3)              Date              Code               or Disposed of (D)            Securities
                           (Month/Day/       (Instr. 8)          (Instr. 3, 4 and 5)          Beneficially
                           Year)          --------------    --------------------------        Owned at
                                          |       |   |             |  (A) or |               End of Month
                                          | Code  | V |     Amount  |  (D)    | Price         (Instr. 3 and 4)
---------------------------------------------------------------------------------------------------------------------
   Common Stock             2/18/99           M             10,000      A      $ .41
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   Common Stock             2/18/99           S              1,400      D      $1.37
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   Common Stock             2/22/99           S              8,600      D      $1.35
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   Common Stock                                                                                   12,574
---------------------------------------------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------
1. Title of Security    6. Ownership Form:    7. Nature of Indirect
   (Instr. 3)              Direct (D) or         Beneficial Ownership
                           Indirect (I)          (Instr. 4)
                           (Instr. 4)
--------------------------------------------------------------------------------
   Common Stock               D
--------------------------------------------------------------------------------
   Common Stock
--------------------------------------------------------------------------------
   Common Stock
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   Common Stock                I                    By 401(K) Plan
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB control number.                                        SEC 1474 (7-97)

                                                                          (Over)


FORM 4 - (continued)

               TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                      (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
1. Title of Derivative Security  2. Conver-    3. Trans-    4. Trans-    5. Number of Deriv-    6. Date Exer-    7. Title and Amount
   (Instr. 3)                       sion or       action       action       ative Securities       cisable and      of Underlying
                                    Exercise      Date         Code         Acquired (A) or        Expiration       Securities
                                    Price of      (Month/     (Instr. 8)    Disposed of (D)        Date (Month/     (Instr. 3 and 4)
                                    Derivative     Day/                     (Instr. 3, 4 and 5)    Day/Year)
                                    Security       Year)    ------------   --------------------   --------------   ---------------
                                                            |      |   |           |              Date     Expira-         Amount or
                                                            |      |   |           |              Exer-    ation           Number of
                                                            | Code | V |      (A)  |  (D)         cisable  Date     Title   Shares
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                                                                                                                    Common
 Stock Option (Right to Buy)          .41        2/18/99       X                     10,000         (1)    1/25/05  Stock   10,000
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
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
 1. Title of Derivative Security     8. Price of     9. Number of     10. Ownership     11. Nature of
    (Instr. 3)                          Derivative      Derivative        Form of           Indirect
                                        Security        Securities        Derivative        Beneficial
                                        (Instr. 5)      Beneficially      Security:         Ownership
                                                        Owned at End      Direct (D)        (Instr. 4)
                                                        of Month          or Indirect
                                                        (Instr. 4)        (I) (Instr. 4)
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 Stock Option (Right to Buy)              --               0                  D
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
EXPLANATION OF RESPONSES:

(1) Exercisable in three equal annual installments commencing January 26, 1996.

                                                                March 10, 1999
              -------------------------------------            ---------------
              **Signature of Reporting Person                       Date


 ** Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB number.                                                SEC 1474 (7-97)

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